UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Marathon Digital Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, JUNE 27, 2024

On April 29, 2024, Marathon Digital Holdings, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the Company’s 2024 annual meeting of stockholders to be held on Thursday, June 27, 2024, at 8:00 a.m. Pacific Time (the “Annual Meeting”).

The Company is filing this supplement to the Proxy Statement (this “Supplement”) to provide additional information relating to Proposal No. 4 for consideration by stockholders. Capitalized terms used and not otherwise defined in this Supplement have the meaning given to them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, as well as with any additional soliciting material we have filed or may file with the SEC, which we encourage you to read carefully and in its entirety before making a voting decision. This Supplement is being filed with the SEC and is being made available to stockholders on or about June 20, 2024.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Dear Stockholders:

We are writing to encourage you to vote in accordance with the recommendations of our board of directors (the “Board”) on all of the proposals to be voted upon at the Annual Meeting. In particular, we seek your support for Proposal No. 4, the approval of an amendment to our Amended and Restated 2018 Equity Incentive Plan (our “2018 Plan”) to increase the number of shares of our common stock, par value $0.0001 per share (the “Common Stock”) reserved under our 2018 Plan by 15,000,000 (the “Plan Amendment”), which is more fully described in the Proxy Statement. Our Board approved the Plan Amendment on April 26, 2024, subject to stockholder approval at the Annual Meeting. If Proposal No. 4 is approved by stockholders, the Plan Amendment will be effective as of the Annual Meeting.

Rationale for Proposal No. 4: Approval of an Amendment to our 2018 Plan

The purpose of our 2018 Plan is to enhance our ability to attract and retain the services of employees, directors, consultants, advisors, and executives whose services are considered critical to our future success, to encourage a sense of ownership among such persons, and to motivate the sustained interest of such persons to work towards the achievement of our strategic objectives.

As a key element of our executive compensation program, we provide long-term equity incentive compensation to our employees, which we refer to as the Long-Term Incentive Program (“LTIP”). LTIP awards are issued in the form of restricted stock units and are granted pursuant to our 2018 Plan. Long-term equity incentive compensation is a typical compensation element within our industry and the market generally, and retaining the ability to issue meaningful equity incentive awards to our employees and other service providers is critical to our ability to provide the market competitive compensation necessary to retain our talented employees.

LTIP awards closely align with our pay-for-performance philosophy pursuant to which we seek to align the total compensation paid to our executive officers with our achievement of strategic objectives deemed critical to the growth and success of our business. Specifically, for 2023, the LTIP awards were determined based on our performance relative to certain performance objectives, including increases in our stock price and market capitalization, exceeding our exahash rate targets, outperforming third-party pool operators, and strengthening our balance sheet. The LTIP awards also align the interests of our executives with those of our stockholders since the value of the awards is directly tied to the value of the Common Stock. Further, the LTIP is designed to be retentive because, even after the LTIP awards have been earned based on performance, they continue to vest over a long-term service period. Accordingly, the issuance of the LTIP awards aligns closely with our executive compensation objectives.

As stated above, the Plan Amendment will increase the number of shares of Common Stock reserved under our 2018 Plan by 15,000,000, which will enable the Compensation Committee of the Board to continue to grant LTIP awards to align the interests of our employees with those of our stockholders and promote our long-term success.

To that end, we are asking stockholders to approve the Plan Amendment to increase the number of shares of Common Stock reserved for issuance under our 2018 Plan. Without stockholder approval of Proposal No. 4, we believe our ability to attract and retain the services of employees and other service providers important to our success would be negatively impacted, and our recruiting, retention and incentive efforts would become more difficult.

Glass Lewis Support

We are pleased that Glass, Lewis & Co. LLC (“Glass Lewis”), a leading independent proxy advisory firm, expressed support for the approval of the Plan Amendment and recommended that stockholders vote in favor of Proposal No. 4.

In keeping with the recommendations of Glass Lewis and our Board, we strongly encourage you to vote “FOR” Proposal No. 4, the approval of the Plan Amendment.

Voting Matters

Your vote is important. Stockholders of record as of the close of business on Monday, April 29, 2024 are entitled to notice of and to vote at the Annual Meeting, or any adjournments or postponements thereof. Holders of record can vote by proxy or by virtually attending the Annual Meeting where votes can be submitted electronically via live webcast. If you wish to vote by proxy, you can vote by Internet, telephone, or mail as described in the Proxy Statement. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, this Supplement, and any additional soliciting material we have filed or may file with the SEC, and submit your proxy or voting instructions as soon as possible to ensure your shares are represented. For additional instructions on attending the Annual Meeting or voting your shares, please refer to the section titled “Questions and Answers About the Annual Meeting and Voting” in the Proxy Statement.

By Order of the Board of Directors:

/s/ Fred Thiel
Fred Thiel
Chief Executive Officer and Chairperson of the Board